PRESS RELEASE

                                  Contact: Fred G. Kowal
                                           President and Chief Operating Officer
                                           ASB Holding Company
                                           (973) 748-3600
ASB Holding Company
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

OTC Electronic Bulletin Board "ASBH"                       For Immediate Release
                                                           ---------------------
                                                           May 18, 2005


                ASB HOLDING COMPANY ANNOUNCES PLAN OF CONVERSION

Bloomfield, New Jersey - May 18, 2005 -- ASB Holding Company (the "Company"), the middle-tier stock holding company of American Bank of New Jersey (the "Bank") and ASB Investment Corp, announced today that the Company has adopted a Plan of Conversion and Reorganization whereby the Company, American Savings, MHC (the "MHC") and the Bank will convert from the mutual holding company form of organization to a full stock company.

The Bank previously converted from a federal mutual savings bank to the mutual holding company form of organization in 1999. In 2003, the Company undertook a minority stock offering and sold 30% of the outstanding stock of the Company to the public. The remaining 70% of the outstanding shares are held by the MHC. Pursuant to the Plan of Conversion and Reorganization (the "Plan"), the Bank will establish a state-chartered stock holding company ("New Company"), and the shares of the Company's stock that are currently owned by public stockholders will be converted, based on an exchange ratio, into shares of New Company stock. The MHC will be eliminated and the Bank will become a wholly-owned subsidiary of New Company, which will be owned entirely by public stockholders. Eligible depositors of the Bank will receive the first opportunity to purchase stock in the new offering.

At March 31, 2005, the Company had total assets and stockholders' equity of $441.0 million and $38.8 million, respectively while reporting total deposits of $328.0 million and net loans of $333.3 million. The Bank is a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and a branch office in Cedar Grove, New Jersey.

The foregoing information contains forward-looking statements concerning the financial condition, results of operations and business of the Company and its plans, objectives, expectations, estimates and intentions. The Company cautions that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

The foregoing information does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offer will be made only by the prospectus.

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